PROSPECTUS SUPPLEMENT
                     (To Prospectus dated September 8, 1995)

                                5,043,832 Shares
                       First Industrial Realty Trust, Inc.
                                  Common Stock


     This Prospectus Supplement supplements information contained in the section captioned "Selling Stockholders" of that certain Prospectus dated September 8, 1995 (the "Prospectus") relating to the possible offer and sale of up to 5,043,832 shares of common stock of First Industrial Realty Trust, Inc. (the "Company") by the holders thereof. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The persons listed on the table below are already included in the Prospectus, but certain Redemption Shares which such persons may receive upon exchange of certain Units were not specifically identified in the section captioned "Selling Stockholders" in the Prospectus as offered by such persons. However, such Redemption Shares were registered on the registration statement of which the Prospectus forms a part. Accordingly, to update the Prospectus, the entries on, and the footnotes to, the table below should replace the corresponding entries and footnotes under the section captioned "Selling Stockholders" in the Prospectus. Also, the entry for, and the footnote relating to, Shidler Group Partners I should be deleted. The information set forth in the table below is given as of August 21, 1998.


                                        Number of Shares and Units Owned           Number of Shares
Name                                           Before the Offering                  Offered Hereby
---------------------------------     --------------------------------------      ------------------
Jay H. Shidler (18)*                                  99,484                           65,118 (18)
Michael T. Tomasz (23)*                              803,923                          271,444 (23)
James Reynolds*                                      128,527                          127,070 (28)

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(18) Mr. Shidler is Chairman of the Board of Directors of the Company. All of
     the shares offered hereby are Units. In addition to such shares, Mr. Shidler beneficially owns all the shares offered hereby herein as held by Mr. Shidler and Mrs. Shidler, as tenants in the entirety, and by Shidler Equities, L.P. and Holman/Shidler Investment Corporation.
(23) Mr. Tomasz is President and Chief Executive Officer and a director of the Company. Of the shares offered hereby, 130,576 are Original Shares, 23,868 are Units, and 117,000 are Option Shares.
(28) Of the shares offered hereby, 88,373 are Original Shares and 38,697 are Units.

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     The date of this Prospectus Supplement is August 27, 1998.